UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2005 (May 20, 2005)

MARSH SUPERMARKETS, INC.

(Exact name of registrant as specified in its charter)

Indiana	000-01532	35-0918179

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350

(Address of principal executive offices) (Zip Code)

(317) 594-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Marsh Supermarkets, Inc. (the “Company”) previously reported that Douglas W. Dougherty had announced his intention to retire as the Senior Vice President, Chief Financial Officer and Treasurer of the Company. On May 20, 2005, the Company entered into a Separation and Release Agreement and a Consulting Agreement with Mr. Dougherty. Pursuant to the terms of the Separation and Release Agreement, Mr. Dougherty will retire and his employment with the Company will terminate effective May 28, 2005. The Separation and Release Agreement also provides for the termination of Mr. Dougherty’s August 3, 1999 employment agreement with the Company. Pursuant to the Consulting Agreement, Mr. Dougherty has agreed to provide financial analysis and general business consulting services to the Company for a period of twenty-four (24) months in exchange for a monthly fee of $15,920. The Separation and Release Agreement and the Consulting Agreement are incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

     On May 20, 2005, the Company entered into a Separation and Release Agreement with Mr. Dougherty. Among other things, the Separation and Release Agreement provides for the termination of Mr. Dougherty’s August 3, 1999 employment agreement with the Company. The Separation and Release Agreement is incorporated by reference herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Douglas W. Dougherty, the Company’s Senior Vice President, Chief Financial Officer and Treasurer, has entered into an agreement with the Company to retire effective May 28, 2005. Mark A. Varner, the Company’s Vice President-Corporate Controller will serve as the Company’s interim Chief Financial Officer until a successor is named. Mr. Varner, age 55, has held the position of Vice President-Corporate Controller since August 1999. Mr. Varner has served as the Company’s Corporate Controller for more than the last five years and he has served in various accounting positions with the Company since 1971. He does not have any family relationships with any directors or officers of the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibits

	99.1	Separation and Release Agreement dated May 20, 2005

	99.2	Consulting Agreement dated as of May 20, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 26, 2005	MARSH SUPERMARKETS, INC.

	By:	/s/ P. Lawrence Butt

	Name:	P. Lawrence Butt

	Title:	Secretary